EXHIBIT 99.1

Hydron Technologies, Inc. Settles Lawsuit with Former President and Gives Termination Notice to its Current Electronic Retailer

BOCA RATON, Fla., June 2 /PRNewswire/ -- Hydron Technologies, Inc. (OTC Bulletin
Board: HTEC - news) announced today that it has settled its pending litigation with Harvey Tauman, the former President, CEO and Chairman of the Company. Pursuant to the terms of the settlement, Mr. Tauman has received a cash payment of $300,000 and 75,000 shares of the Company's common stock. In addition, Mr. Tauman was appointed to the Company's Board of Directors.

Hydron also announced today that it has notified its current electronic retailer that the Company has terminated their agreement effective May 31, 1999 as a result of their failure to satisfy minimum purchase requirements. The current electronic retailer has a period of 30 days within which to make the required minimum purchases. If the deficiency is not cured, the Company plans to aggressively pursue alternate means of electronic retailing.

"This marks a new beginning for Hydron," said Richard Banakus, the Company's Interim President. He continued by stating "I am hopeful that with the aid of Mr. Tauman's electronic retail marketing expertise, this year will bring many new business opportunities for Hydron." Mr. Banakus also noted that the monetary cost of pursuing the litigation and the diversion of time and resources prompted the parties to seek a mutually satisfactory resolution. Mr. Tauman added, "It is clear that Hydron and I have a very exciting future ahead of us.'"

The Company develops a broad range of personal care products, including skin care, hair care, bath and body, and topical over-the-counter pharmaceutical products, based on its proprietary and patented Hydron polymer technology. The Company markets its products through direct response television and by catalog. Catalogs are available by calling 1-800-4-HYDRON (1-800-449-3766).

Except for historical information, all of the expectations and assumptions contained in the foregoing are forward-looking statements involving risks and uncertainties. For additional information regarding the risks associated with the Company's business, refer to the Company's reports filed with the SEC.